J.H. Williams & Co., LLP
OUR PASSION IS SERVICE
Certified Public Accountants

Richard I. Rosenthal, CPA
Philip C. Keaney, CPA
Joseph J. Gurnari, CPA

Philip C. Keaney, CPA

270 Pierce Street, Suite 302
Kingston, Pennsylvania 18704
pkeaney@jhwilliamscpa.com

February 13, 2014

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N.W,
Washington, DC 20549

Re: First Keystone Corporation

Commission File Number: 2-88927

Dear Sirs:

We have received a copy of the statements being made by First Keystone Corporation in Item 4.01 of its Form 8-K dated February 12, 2014, captioned "Changes in Registrant's Certifying Accountant". Please be advised that we do not disagree with the statements made in response to that item insofar as they relate to our Firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

J. H. Williams & Co., LLP

J. H. Williams & Co., LLP